Exhibit 4.6

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

Date of Issuance: April [  ], 2023

FORGE NANO, INC.

STOCK PURCHASE WARRANT

This certifies that [  ], a [  ] (together with its assigns, “Holder”), for value received, is entitled to purchase from FORGE NANO, INC., a Delaware corporation (the “Company”), the Applicable Number (as defined below) of fully paid and nonassessable shares of Applicable Stock (as defined below) at any time during the Exercise Period (as defined below) for cash at a purchase price per share equal to the Stock Purchase Price (as defined below). Holder may also exercise this Warrant during the Exercise Period on a cashless or “net issuance” basis as described in Section 1.2 below. This Warrant is issued in connection with that certain Credit Agreement, of even date herewith (as amended, restated and supplemented from time to time, the “Credit Agreement”), between the Company, as borrower, the Lenders from time to time party thereto (the “Lenders”), and OIC Investment Agent, LLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined in this Warrant shall have the meanings ascribed to them in the Credit Agreement, unless the context would otherwise require.

“Applicable Number” is the number of shares of Applicable Stock purchasable hereunder and shall be the number obtained by multiplying (i) [  ]1, by (ii) the quotient of (A) the Coverage Amount, divided by (B) the Stock Purchase Price, rounded down to the nearest whole number.

“Applicable Stock” means, at the option of the Holder, either (i) shares of the Company’s Common Stock (as defined below), or (ii) shares of whichever class or series of the Company’s capital stock is issued to investors in the Company’s preferred stock financing that occurs after the final closing of the sale and issuance of shares of the Company’s Series C Preferred Stock pursuant to the terms of the Purchase Agreement.

“Charter” means the Company’s Certificate of Incorporation, as amended and restated from time to time.

“Common Stock” means shares of the Company’s common stock, $0.01 par value per share.

“Coverage Amount” means (i) $10,000,000 if the Loan is repaid on or prior to the twelve month anniversary of the Funding Date, or (ii) $20,000,000 if the Loan is repaid after the twelve month anniversary of the Funding Date.

“Exercise Period” means, subject to Section 21 below, the period commencing on the Repayment Date and ending on the date that is thirty calendar days following the Repayment Date.

“Purchase Agreement” means the Series C Convertible Preferred Stock Purchase Agreement,

1 Note to Draft: To be each OIC fund vehicle’s pro rata amount of the total Warrant shares.

dated as of [    ], 2023, by and between the Company and the Holder.

“Repayment Date” means the date on which the Loan is repaid.

“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

“Stock Purchase Price” means $76.4167.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of June 3, 2021, by and among the Company and the stockholders of the Company party thereto, as amended.

“Transfer,” with respect to this Warrant or any of the rights or obligations set forth herein, means any transfer, pledge, assignment or otherwise disposition thereof. Whenever any other word derived from “Transfer” is used in this Warrant, such derived word shall have the meaning correlative thereto.

Subject to Section 4.3, this Warrant may be exercised at any time during the Exercise Period, upon surrender to the Company of this Warrant properly endorsed with the Form of Subscription attached hereto as Exhibit B, duly completed and signed and upon payment by wire transfer of immediately available funds of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1.	Exercise; Issuance of Certificates; Payment for Shares.

1.1Unless an election is made pursuant to Section 1.2, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, during the Exercise Period for all or any portion of the shares of Applicable Stock (if such number of shares includes a fraction or decimal, such remainder shall be adjusted to the smallest fraction or decimal permitted by the Charter) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. In the event, however, that, pursuant to the Charter, an event causing automatic conversion of the Applicable Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock of the Company into which the shares of Applicable Stock not already purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Applicable Stock” shall be deemed to be or include such Common Stock, as may be appropriate). The Company agrees that the shares of Applicable Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of (or if such stock is uncertificated, notice of issuance with respect to) Applicable Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by the Company at the Company’s expense within five business days after the rights represented by this Warrant have been so exercised. Except as provided in Section 1.2, in case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new warrant or warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time. Each stock certificate (or if stock is uncertificated, each notice of issuance with respect to such stock) so delivered shall be in such denominations of Applicable Stock as may be requested by Holder and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

1.2Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to Section 1.1, may elect, at any time during the Exercise Period, to surrender this Warrant and receive that number of shares of Applicable Stock computed using the following formula:

X=	Y(A - B)
A

Where:X=the number of shares of Applicable Stock to be issued to Holder under this Warrant.

Y=the Applicable Number (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

A=the Per Share Price (as defined in Section 1.3 below) of one (1) share of Applicable Stock at the time the net issuance election under this Section 1.2 is made.

B=the Stock Purchase Price then in effect.

Election to exercise under this Section 1.2 may be made by delivering a signed form of subscription to the Company via facsimile, to be followed by delivery of this Warrant. For the avoidance of doubt, if as of the close of business on the last business day of the Exercise Period, this Warrant remains unexercised as to all or a portion of the shares of Applicable Stock purchasable hereunder, then effective as of 5:00 p.m. (Eastern Time) on the last day of the Exercise Period, this Warrant shall expire automatically and be of no further force or effect.

1.3	For purposes of Section 1.2, “Per Share Price” means:
(i)

If this Warrant is exercised on the date of the Company’s initial public offering of Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the Per Share Price shall be the product of (A) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering, and (B) the number of shares of Common Stock into which each share of Applicable Stock exercised is convertible at the date of calculation.

(ii)

If (i) is not applicable, the Per Share Price shall be determined jointly in good faith by the Board of Directors of the Company and the Holder (without reference to any discount for minority interest, restrictions on transfer, or lack of marketability) or, if the Board of Directors of the Company and the Holder are not able to reach a mutual determination with respect to Per Share Price within ten calendar days, by resolution of the determination through negotiation and mediation pursuant to Section 11.13 of the Stockholders’ Agreement.

2.	Limitations on Transfer.

2.1Subject to the transfer conditions referred to in the legend endorsed hereon and the other applicable terms and conditions of this Warrant, this Warrant may be freely Transferred, in whole or in part, by the Holder to (i) any Affiliate of the Holder, (ii) any lender (or any of its Affiliates) in connection with a transfer of Loans (as defined in the Credit Agreement) from a lender to such other lender in accordance with the terms and conditions of the Credit Agreement; provided that, for the avoidance of doubt, the Holder shall not be obligated to transfer the Warrant, in whole or in part, to any such lender (or any of its Affiliates) in connection with a transfer of a Loan, and (iii) any other Person; provided that, the Holder shall not Transfer this Warrant pursuant to clause (iii) without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Any Transfer pursuant to this Section 2.1 shall be implemented by delivering (by email or otherwise) this Warrant to the Company with a duly executed and delivered instrument of Transfer. Upon such surrender of the Warrant, the Company shall execute and deliver any new Warrants in the names of the transferor and permitted transferees, as applicable, and in accordance with the denominations specified in such instrument of Transfer, and this Warrant shall automatically be cancelled, and the Company shall register the permitted transferees, and the permitted transferees shall be deemed to have become, and shall be treated for all purposes as, the holders of record of the new Warrants immediately upon issuance of the new Warrants to such permitted transferees. Any purported Transfer in violation of the provisions of this Section 2.1 shall be null and void and the Company shall have no obligation with respect to any purported holder of the Warrant pursuant to any such non-compliant Transfer.

2.2Each of Holder and each permitted transferee to whom this Warrant is subsequently transferred represents and warrants to the Company (by acceptance of such Transfer) that it will not Transfer this Warrant (or securities issuable upon exercise hereof) except in compliance with applicable securities laws.

3.Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Applicable Stock which may be issued upon the exercise of the rights represented by this Warrant, and all securities, if any, issuable upon conversion thereof, will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Applicable Stock, and all securities issuable upon conversion thereof, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Applicable Stock (and all securities issuable upon conversion of such shares of Applicable Stock) may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Applicable Stock or securities issuable upon conversion of the Applicable Stock may be listed.

4.Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Applicable Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Applicable Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2Dividends in Applicable Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Applicable Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(i)

Applicable Stock, or any shares of stock or other securities, whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Applicable Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(ii)

Applicable Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Applicable Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then, and in each such case, Holder shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Applicable Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (ii) above) which such Holder would hold on the date of such exercise had it been the holder of record of such Applicable Stock as of the date on which holders of Applicable Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3Change of Control; IPO. In the event of (i) a Change of Control (as hereinafter defined) or (ii) the consummation of a sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act (or pursuant to the laws of the jurisdiction in which the initial public offering is completed), in connection with the first firm commitment underwritten offering of the Company’s securities to the general public that occurs prior to the termination of this Warrant (“IPO”), this Warrant shall be automatically exchanged for a number of shares of the Company’s securities, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control or IPO and purchased all such shares pursuant to the exercise provision set forth in Section 1.1 hereof (as opposed to the cashless exercise provision set forth in Section 1.2 hereof). The Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such shares as further consideration for their issuance pursuant to the terms of the preceding sentence. “Change of Control” shall mean any sale, license, or other disposition of all or substantially all of the assets of the Company, any reorganization, consolidation, merger, acquisition by a SPAC, whether for purposes of making the equity of Holder accessible to the general public or otherwise, or other transaction involving the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. This Warrant shall terminate upon Holder’s receipt of the number of shares of the Company’s equity securities described in this Section 4.3.

4.4	Sale or Issuance Below Purchase Price; “Pay-to-Play” Exemption.
(i)

The antidilution rights applicable to the shares of Applicable Stock purchasable hereunder are set forth in the Company’s Charter. Such antidilution rights shall not be restated, amended, modified or waived in any manner without Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on Holder would be more adverse to Holder than, and substantially dissimilar to, its effect on the other holders of the same series of the Company’s Applicable Stock. The Company shall promptly provide Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

(ii)

In the event that the Company’s Charter provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the shares of Applicable Stock issuable upon the exercise of this Warrant, or the reclassification, conversion or exchange of the outstanding shares of such Applicable Stock, in the event that a holder of shares thereof fails to participate in an equity financing or debt financing transaction (as applicable, a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the date hereof, this Warrant shall automatically and without any action required become exercisable for that type of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the shares of Applicable Stock issuable hereunder had this Warrant been exercised in full prior to such event (and for that number of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the shares of Applicable Stock issuable hereunder had this Warrant been exercised in full prior to such event, if applicable), and had Holder participated in the equity or debt financing to the maximum extent permitted.

4.5Notice of Adjustment. Upon any adjustment of the Stock Purchase Price and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company. The notice, which may be substantially in the form of Exhibit A attached hereto, shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6	Other Notices. If at any time:
(i)	the Company shall declare any cash dividend upon its Applicable Stock;
(ii)	the Company shall declare any dividend upon its Applicable Stock payable in stock or make any special dividend or other distribution to the holders of its Applicable Stock;
(iii)	the Company shall offer for subscription pro rata to the holders of its Applicable Stock any additional shares of stock of any class or other rights;

(iv)

there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another entity;

(v)	there shall be a Change of Control or IPO;
(vi)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
(vii)	the Company shall take or propose to take any other action, notice of which is actually provided to holders of the Applicable Stock;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to Holder of this Warrant at the address of such Holder as shown on the books of the Company, (i) at least twenty calendar days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, Change of Control, IPO, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, Change of Control, IPO, dissolution, liquidation or winding-up, or other action, at least twenty calendar days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Applicable Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Applicable Stock shall be entitled to exchange their Applicable Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, Change of Control, IPO, dissolution, liquidation or winding-up, or other action as the case may be.

4.7Certain Events. If any change in the outstanding Applicable Stock of the Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

5.Issue Tax. The issuance of certificates for shares of (or if stock is uncertificated, each notice of issuance with respect to) Applicable Stock upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate (or notice of issuance) in a name other than that of the then Holder of this Warrant being exercised.

6.Closing of Books. The Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Applicable Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.Limitation of Liability. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Applicable Stock, and no mere enumeration herein of the rights or privileges of Holder, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

8.Amendment of Charter. Unless Holder consents thereto in writing, the Company shall not amend its Charter prior to the exercise of this Warrant if the changes to the Applicable Stock would be more adverse to Holder than, and substantially dissimilar to, its effect on the other holders of the Company’s Applicable Stock by such amendment.

9.	[Intentionally reserved].

10.Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of Holder of this Warrant and of the holder of shares of Applicable Stock issued upon exercise of this Warrant, contained in Sections 6, 8, 13, and 18 shall survive the exercise of this Warrant.

11.Amendments and Waivers. No modification of or amendment to this Warrant, nor any waiver of any rights under this Warrant, shall be effective unless in writing signed by the Company and Holder. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance.

12.Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or the Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy, electronic mail or other forms of electronic communication or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to Holder or to the Company at the address set forth below:

If to the Company:	Forge Nano, Inc.
Attn: Michael Kleinberg 12300 Grant St. #110
Thornton, CO 80241
Telephone: *******
Email: *******
with a copy to:	Winston & Strawn LLP 800 Capitol St., Suite 2400
Houston, TX 77002-2925
Attention: *******
Email: *******
If to the Holder:	[ ]
[ ]
[ ]
Attention: [ ]
Email: [ ]
with a copy to:	Morgan, Lewis & Bockius LLP
300 South Grand Avenue, Suite 2200
Los Angeles, CA 90278-3132
Attn: *******
Email: *******

13.Survival of Certain Obligations. All of the obligations of the Company relating to the Applicable Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of Holder.

14.Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

15.Lost Warrants or Stock Certificates. The Company represents and warrants to Holder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.Fractional Shares. To the extent permitted by the Charter, fractional shares shall be issued upon exercise of this Warrant. To the extent fractional shares are not permitted by the Charter, the Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

17.Representations of Holder. With respect to this Warrant, Holder represents and warrants to the Company as follows:

17.1Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning the Company, its business and services, its officers and its personnel; the officers of the Company have made available to Holder any and all written information it has requested; the officers of the Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by the Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

17.2Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Applicable Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Applicable Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3Access to Data. It has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to inspect the Company’s facilities.

17.4Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

18.Additional Representations and Covenants of the Company. The Company hereby represents, warrants and agrees as follows:

18.1Corporate Power. The Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance by the Company of this Warrant has been taken. This Warrant is a valid and binding obligation of the Company, enforceable in accordance with its terms. This Warrant: (i) does not violate the Company’s Charter or By-Laws; (ii) does not contravene any law or governmental rule, regulation or order applicable to the Company; and (iii) does not and will not contravene any provision of, or constitute a material default under, any indenture, mortgage, contract or other instrument to which the Company is a party or by which it is bound.

18.3Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Applicable Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Applicable Stock will be, exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4Stock Issuance. Upon exercise of this Warrant, the Company will use its best efforts to cause stock certificates representing the shares of Applicable Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or its assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Applicable Stock into shares of Common Stock, the Company will issue the Common Stock in the names of Holder, its nominees or its assignees, as appropriate.

18.5Capitalization. The Company’s fully diluted capitalization table provided to Holder by the Company is true and complete, in all material respects, as of the date of issuance of this Warrant.

18.6Charter Documents. The Company has provided Holder with true and complete copies of the Company’s Charter, By-Laws, or other charter document setting forth any rights, preferences and privileges of the Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.7	[Intentionally reserved].

19.Tax Treatment. For U.S. federal income tax purposes, the parties agree that the Loans made on the Funding Date, together with this Warrant and the other warrants issued to the Holder and its Affiliates in connection with the Loans, shall be treated as an investment unit, and the purchase price of such investment unit shall equal the total purchase price paid by the Lenders for the Loans made on the Funding Date, and $[ ]2 of the purchase price of the investment unit shall, for U.S. federal income tax purposes, be allocated to the purchase of this Warrant. Each of the Company and the Holder agrees to file tax returns consistent with the allocation set forth in this Section 19.

20.Entire Agreement. This Warrant sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

2 Note to Draft: Value to be provided by OIC and will equal relevant Holder’s pro rata portion of the total amount allocated to the Warrant.

21.Termination. Notwithstanding anything contained herein to the contrary, in the event that the Company enters into a binding credit agreement with the Holder or its affiliates with respect to the Megafactory Financing (as defined in the Credit Agreement), then, upon signing of such credit agreement, this Warrant shall be terminated and deemed null and void, and neither party shall have any liability or obligation to the other party.

22.Successors and Assigns. The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

23.Severability. If any provision of this Warrant is held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Warrant, (b) the balance of this Warrant shall be interpreted as if such provision were so excluded, and (c) the balance of this Warrant shall be enforceable in accordance with its terms.

24.Construction. This Warrant is the result of negotiations between, and has been reviewed by, each of the parties hereto and their respective counsel, if any. Accordingly, this Warrant shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

25.Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

26.Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all reasonable out-of-pocket documented costs incurred in such dispute, including reasonable out-of-pocket documented attorneys’ fees.

27.Confidentiality. The terms of this Warrant and any information provided to Holder pursuant to the terms hereof shall be treated as confidential information of the Company subject to the provisions of Section 10.12 of the Credit Agreement and Section 11.1 of the Stockholders’ Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date initially set forth above.

FORGE NANO, INC.

By:

Name:

Title:

AGREED AND ACKNOWLEDGED:

[ ]

By:

Name:

Title:

[SIGNATURE PAGE TO WARRANT]

EXHIBIT A

FORM OF NOTICE OF ADJUSTMENT

Reference is hereby made to that certain Warrant dated [•], 2023, issued by FORGE NANO, INC., a Delaware corporation (the “Company”), to [       ], a [       ] (together with its assigns, “Holder”).

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that Holder is entitled to purchase from the Company (                                      ) fully paid and nonassessable shares of the Company’s Applicable Stock at a price of                                                                    Dollars ($                 ) per share The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this         day of                               , 20    .

FORGE NANO, INC.

By:

Name:

Title:

EXHIBIT B

FORM OF SUBSCRIPTION

To:

☐

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                          ( )[1] shares (the “Shares”) of                          Stock of the Company and herewith makes payment of                          Dollars ($                        ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to,                         , whose address is                         .

☐	The undersigned hereby elects to convert percent ( %) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to the Company.

Holder Name:

By:

Name:

Title:

Date:

Address:

1 Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Applicable Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

EXHIBIT C

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Applicable Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Holder Name:

By:

Name:

Title:

Date: